Lease

Between	GSA Grundstücksfonds Sachsen-Anhalt GmbH
Kantstr. 5
39104 Magdeburg

represented by the Managing Directors
Klaus-Dieter Thiese and Wily Kus

acting in its own name, but acting with a fiduciary
	mandate and on behalf of the State of Saxony-Anhalt	- lessor

and	MAW Mansfelder Aluminiumwerk GmbH
Lichtlöcherberg 40
06333 Hettstedt

represented by the Managing Director
	Harald Springer	- tenant

have concluded the following lease:

Preamble

In accordance with the fiduciary mandate of the State of Saxony-Anhalt, the lessor bought the real estate in Großörner, Hüttenberg 3 from the Aluhett Aluminiumwerk GmbH with the notary contract of 18 September 2002 from the notary Peter Krolopp, Humboldtstraße 2, 39112 Magdeburg (Deed no. 848/2002). A conveyance to the lessor has not yet been made in the land register. A notification of conveyance to the benefit of the lessor has, however, been entered.

The lessor also acquired certain machines and equipment from ALUHETT Aluminiumwerk GmbH.

The operations of Aluhett Aluminiumwerk GmbH consists of three operational areas, namely a foundry, a stamping plant and a rolling mill. The foundry and the stamping plant have been leased to the Aluwerk Hettstedt GmbH (“Aluwerk”). The rolling mill and the corresponding portion of the real estate in Großörner, Hüttenberg 3, was already transferred to the tenant on 11 November 1999. On 11 and 21 October 2002 the parties concluded an additional lease effective 1 October 2002.

On the property of the Aluhett Aluminiumwerk GmbH in Großörner, Hüttenberg 3, namely in the rolling mill plant (hall 4 + 5), there is a Siemens Quatro rolling mill. The owner of the Siemens Quatro rolling mill is the Siemens Finance & Leasing GmbH. The tenant has concluded a usage agreement with Siemens Finance & Leasing GmbH for the Siemens Quatro rolling mill. The lessor is in negotiations to buy the Siemens Quatro rolling mill.

The rolling mill operations and the Siemens Quatro rolling mill should be leased to the tenant under the following conditions. On this basis, the parties are concluding the following lease:

Art. 1
Object of Lease

1.

The industrial property of the former company property of the Aluhett Aluminiumwerk GmbH in Großörner, Hüttenberg 3, a section of the property listed in the land register of Großörner, sheet 1303 under no. 7, land parcel 271, land 2 along with buildings – in the attached map = Appendix 1 in yellow (“company property”). The company property consists of the following (unsurveyed) area:

Sheet 1303 no. 7	Land 2	Land parcel 271	(ca.) 9,500 m²
Total			(ca.) 9,500 m²

2.	The lessor continues to lease the tenant the machinery and equipment listed in Appendix 2a (together “machines and equipment”).

3.	In addition, the Siemens Quatro rolling mill in the hall on the company property including the band stretching plant and secondary equipment (together “Siemens Quatro rolling mill”, Appendix 2b)

4.	The lessor is letting the company property, the machines and equipment as well as the Siemens Quatro rolling mill (together “lease object”) for the purpose of operating a rolling mill.

5.	The tenant has or will attain the permits and technical know-how required to operate the rolling mill.

There is therefore no obligation to educate on the part of the lessor within the framework of the usage agreement.

6.

Access, safeguarding property: The tenant is obligated to assume the safe- guarding of the property, the accesses and to assume the maintenance costs in the area of the lease object in accordance with Art. 9. The lessor will allocate the share of the total costs for guarding the entire company property to the tenant for the tenant’s portion of the property. Should, in the framework of this guarding, a closing system be required by the security service, the tenant subjugates himself to this system at this point in time. The tenant will assure the closed security of the leased object. The tenant will be granted a right of way as shown in the map (Appendix 1). The right of way will be secured at the cost of the tenant. The entry in the land register will be made after the conveyance of ownership of the property to the lessor.

7.	Media supply: the lessor will make the existing systems available for the supply and disposal of gas, electrical energy, water and waste water to the leased object.

The tenant will conclude its own supply and service agreements with the companies responsible for supplying media services to the site. The costs for the erection of pipes for supplying water and waste water as well as gas and electrical lines which are located on the property or which will be laid/altered by the tenant will be paid for by the tenant. The tenant is to build, independently operate and maintain as well as bear the costs for operation and maintenance in accordance with the written approval of the lessor.

Connection and development costs as well as public-legal extensions (even one-offs) will be borne by the tenant.

Should meters for the flow of media be lacking on the company property, the tenant will assume the installation and operational costs.

The supply of media to the property of the Aluhett Aluminiumwerk GmbH is Großörner, Hüttenberg 3 is currently not regulated in writing. In particular, the relationship of the tenant to the aluminium plant with respect to the joint use of media on site requires a mutual written agreement. It is the intention and desire of the parties to mutually agree on the media supply on site including the other tenants at the site.

Art. 2
Term of Lease

1.

The lease is fixed for a term of eight years. The lease commences on 1 September 2004 and ends, as long as it is not extended or prematurely terminated in accordance with the conditions of this paragraph, on 31 August 2012. It is possible at the earliest and exclusively for the tenant to terminate the lease at 31 August 2009 with a period of notification of three months to the end of the fifth year of the lease (31 August 2009). If the lease is not terminated by a party at 31 August 2012 with a notification period of six months, the lease will be considered to be concluded for an undetermined period of time and can be terminated by either party with a notification period of six months to the end of the specific year of the lease.

2.

The parties will complete a handover certificate at the time of handover. The handover certificate will describe the objects and condition of the buildings on the company property. Furthermore, a description of the status of the machinery may be completed for the machinery and equipment by an independent expert appointed jointly by the parties to the lease. The costs will be borne by the tenant.

Art. 3
Rent, Secondary Costs

1.	The rent for the lease object consists of a basic monthly rent and the secondary costs (together “rent”).

The secondary costs are determined in accordance with the Operating Costs Directive (BetrKVO) in the version applicable since 1 January 2004, published in the BGBI I No. 56, pg. 2346 dated 25 November 2003, Article 2 VO). The allocable costs and the costs included in the lump sum are shown in nos. 1 to 17 of the Appendix 3 of this agreement. They are to be paid on a monthly basis as a lump sum. An annual settlement will not be made.

The monthly rent is:

Basic monthly rent:
Until July 2006 (23 months):	EUR	14,500
As of August 2006:	EUR	16,175
Secondary costs:	EUR	440

Rent up to and including July 2006:	EUR	14,940
Rent as of August 2006:	EUR	16,615

(in words:
Rent up to and including July 2006 fourteen-thousand, nine-hundred and forty euros; Rent as of August 2006 sixteen-thousand, six-hundred and fifteen euros)

The secondary costs contain only the portion of the property tax.

2.

The lessor reserves the right to allocate additional secondary costs, the height and type of which is not currently known to the lessor, by means of a special invoice in accordance with Art. 315 of the German Civil Code.

3.

The lessor is authorized to appropriately adapt the secondary costs sum if it is no longer sufficient to cover the advance payments that the lessor makes and this is exceeded by more than 5%. The adjustment may only be made effective 1 April each year. The lessor must announce the adjustment in writing at least 4 weeks in advance.

4.

Should the secondary costs decrease the lessor will adjust the secondary costs sum accordingly. The adjustment may only be made effective 1 April each year. The lessor must announce the adjustment in writing at least 4 weeks in advance.

5.	The tenant is entitled to a breakdown of the secondary costs within 4 weeks after the conclusion of the lease.

6.

The lessor will invoice the proportional costs of the security service (see Art. 1 No. 6) in a separate invoice. The settlement will be performed on a monthly basis with a breakdown of the total and proportional costs.

Art. 4
Payment of Rent

1.

The rent is to the paid, free of charges, by the third working day of the month onto the account at the Norddeutsche Landesbank Magdeburg (BLZ 25050000) Acct. No. 122037948, with the reference “8530-7690 50 011”. The punctuality of the payment will be determined by the time at which it is credited to the lessor’s account.

2.	The rent is to be paid free of value-added tax.

3.	The lessor is currently not authorized to deduct the input tax. Should the landlord become obligated to pay value-added tax, the statutory value-added tax will be added to the rent.

The parties agree at this time that should this become the case, the tenant will pay the rent plus the value-added tax.

4.

In case of arrears with the payment of rent the lessor is entitled to charge 5 euros reminder fees for every reminder. The tenant owes an interest on arrears of 5% above the applicable discount rate of the Deutsche Bundesbank.

Art. 5
Security

1.

The tenant will pay the lessor a security deposit of € 48,525 by 30 September 2004 for which the right to claim defeasibility and the offsetting and escrow are excluded. The security deposit is to be paid onto the account of the lessor at the Norddeutsche Landesbank Magdeburg (BLZ 25050000) Acct. No. 122037948, with the reference “8530-7690 50 011”.

The tenant has already paid a security deposit of € 24,000 to the lessor. For that reason a further security deposit payment of 24,525 is to be paid onto the above- mentioned account by 30 September 2004.

The tenant may provide the security deposit payment of 24,525 in the form of an unconditional, irrevocable and unlimited suretyship at the MFC Bancorp Ltd., Yukon Territory, Canada.

2.	Should the remaining security deposit payment not be available to the lessor at the appointed date, the lessor has the right to an extraordinary cancellation of the lease.

3.	The security deposit serves the lessor as security for any claims resulting in any way from the lease.

Art. 6
Lien

The tenant must submit a list of the objects brought into the lease object to the lessor by 30 September 2004; the list must also show which objects are subject to a lien or are pledged. The tenant must immediately inform the lessor of any additional pledging of objects brought into the leased object.

Art. 7
Right of Retention, Reduction

The tenant may not offset the rent with a counter-claim which has not been legally stipulated or has not been legally accepted by the lessor and may not exercise a right of reduction or retention.

Art. 8
Contractual Use, Transfer to Third Parties

1.	Change of usage: Any change of the usage (see Art. 1 No. 4) requires the written approval of the lessor.

2.

Insurance, accident and fire protection: The tenant and the lessor will conclude for the duration of the lease relationship the necessary insurance in accordance with their responsibility for the object.

3.

The tenant is obligated to conclude insurance for the leased machines and equipment, the Siemens Quatro rolling mill and the buildings of the company property for the new value against the risks of fire, water and storm/hail. The tenant is to assure that the lessor is included in the insurance policy as the co- insured and that it is contractually arranged that possible insurance claims in the case of an insured loss are to be made to the lessor.

The lessor obligates itself in agreement with the tenant to use payments from the insurance in the framework of an insurance loss for the elimination of the insurance loss.

The lessor must provide proof the insurance protection to the lessor by providing the insurance policies. At the same time the tenant must present the confirmation of the payment of the insurance premium from the insurance company to the lessor. This confirmation is punctual when it is submitted on 1 January every year or at the beginning of every insurance year. Furthermore, the tenant must prove the insurance protection of equipment which is not a component of the lease by presenting an insurance certificate from the insurance company. This proof is also to be presented at the beginning of every insurance year.

The tenant obligates itself, with the entry into the agreement, to hold sufficient corporate liability insurance coverage, especially for the leased object used by the tenant and for stored goods as well as for risks from these goods, in this case in particular for the storage of water-threatening substances and the handling of sources of radiation.

4.

A subletting is only permitted for the purpose of exercising the usage as per Art. 1 No. 4 and requires the prior written approval of the lessor. The tenant is not authorized to transfer the rights from this lease or allow the transfer to third parties without the approval of the lessor.

In case of unauthorized transfer of use the tenant is obligated to terminate this immediately. The lessor retains the right to sue for damages for the unauthorized transfer of use and the right to an extraordinary cancellation.

5.

The lessor must dispose of waste and residue from the industrial activities at its own responsibility and costs. In case the disposal requires a certificate, the lessor must be shown the proof of disposal. In case of improper disposal the tenant is liable for any resulting claims, regardless of the type. An alternative suit against the lessor/property owner is excluded.

6.

Should the tenant intend to operate a fixed asset in the possession of the lessor (Appendix 2 a, b), the tenant is obligated to obtain all the required construction permits, the operating permits and anything else in its name and at its cost and to assume the costs for the operation, maintenance, technical monitoring and auditing.

7.	The tenant is authorized to mount external advertising. At the termination of the lease relationship and the clearing of the object the tenant must return the object to the original condition.

Art. 9
Maintenance, Elimination of Damages

1.	The tenant is obligated to perform decorative repairs at the end of the lease relationship.

2.	Repairs to the lease object are to be performed at the cost of the tenant – just as are the other maintenance expenses for assuring the usability.

3.

The parties are in agreement that the leasing at this rent only occurs because the lessor is released from any maintenance costs for assuring the usability, repair and maintenance costs and that these costs will be borne exclusively by the tenant. New acquisitions, maintenance and repair are to be performed only within the framework of an orderly planning. New acquisitions required will be made by the tenant at the tenant’s cost and go into the tenant’s possession. The parties are in agreement that the lessor need not provide a replacement for irreparable damages to the Siemens Quatro rolling mill and/or machinery and equipment. The tenant is granted a special cancellation right in this case (see Art 13 No. 3).

4.

The tenant must immediately eliminate damages which the tenant caused. Should the tenant not fulfil this obligation, even after a written reminder and a set date, the lessor may have the necessary repairs performed at the cost of the tenant. In case of urgently required damage repairs which cannot be delayed and should the tenant not be attainable, the written reminder and set date may be ignored.

5.

The tenant must immediately inform the lessor of damages and defects, should they not be immediately reparable – regardless of the blame – and preventive measures required to protect the lease object from unforeseeable damages. The tenant must eliminate the damages at its own cost. The same applies if a third party is granted a right to the object. The tenant is to perform the notification and elimination of damages only within the framework of proper planning.

6.

The assumption of the costs for the above repair, maintenance and service activities to the lease object by the tenant will be limited to € 10,000 per year. The parties agree to enter into negotiations for an additional financing in case this sum is, for verifiable reasons, exceeded. If the parties are not able to reach an agreement, the tenant is granted the right to an extraordinary cancellation (see Art. 13 No. 3).

Art. 10
Exclusion of Liability, Transfer of Risk

1.

The tenant is familiar with the condition of the lease object. Reference is made to this in the Acceptance/Handover Certificate (see Art. 2 No. 2, Appendix 5). The lease object is being leased with the exclusion f any guarantee for liability for the size, earnings or suitability for use for the tenant. The lessor is not liable for property damage, the lessor does, however, assure that it is not aware of any essential or hidden defects.

2.	The tenant has thoroughly inspected the object of agreement prior to the conclusion of the lease.

3.	The tenant bears the risk that the lease is prematurely terminated in the case that the use is suspended due to fire or acts of nature or those of third parties.

4.	The lessor assumes absolutely no liabilities for the lease object or any objects on it provided by the tenant or for the contractual customers or personnel acting there in association with the tenant.

Art. 11
Inherited Contamination

With regard to possible inherited contamination, i.e. contamination of the lease object, the parties agree to the following:

1.

Should the lessor be sued by third parties for inherited contamination which was caused by the tenant and after transfer of the lease object on 11 November 1999, the tenant must release the lessor from these claims.

2.

Should the tenant or its organs be sued by third parties for inherited contamination which were caused prior to 11 November 1999 or after the termination of the lease and return of the lease object, the lessor must release the tenant from these claims.

3.

The statutory offsetting claim as per BBodSchG (German Soil Protection Law) is excluded. The exclusion also covers claims to which could be due to third parties by the lessor who are associated with the tenant.

Art. 12
Construction Measures

1.

The tenant is not authorized, without the prior written approval of the lessor, to make building alterations in or on the lease object, to the installations or such objects. Should the lessor grant this permission, the tenant is responsible for obtaining the building and safety-technical permits and the legally required certificates and must bear all the associated costs and the costs of construction. The tenant assumes the risk for obtaining all the necessary official permits.

2.

Building alterations to prevent threats may be performed immediately by either party without prior notification or obtaining permission. With regard to the performance of these measures the tenant is not entitled to reimbursement of expenses, damages or claims of reduction.

Art. 13
Cancellation

1.

The cancellation as per Article 2 must be made in writing and be delivered to the other party to the lease at the latest on the last working day prior to the cancellation deadline by means of registered mail.

2.	The lessor is entitled to an extraordinary cancellation for due cause without maintaining the notification period. Important reasons for the lessor are if:

-	the tenant transfers the lease object to a third party for use in a manner contradictory to the contract
-	the tenant closes down its operations at the lease object,
-	insolvency proceedings are opened on the tenant’s assets or the proceedings are rejected due to a lack of volume,
-	the tenant is in arrears for two months rent.

In case of an extraordinary cancellation by the lessor, the tenant must cover the rent lost to the end of the actual term of the lease by means of paying damages. In case of an extraordinary cancellation by the lessor due to arrears in the rent by the tenant (Art. 13, nos. 2, 4th dash), the tenant must pay the lessor 12 months rent as damages. The total sum will be due with the delivery of the cancellation.

3.	The tenant is authorized to an extraordinary cancellation for due cause without maintaining the notification period. Important reasons for the tenant are if:

-	an independent expert determines that the Siemens Quatro roling mill and/or parts of the machinery and equipment has or have an irreparable economic damage,
-	the negotiations as per Art. 9 No. 6 fail,
-	by 20 June 2005 there is no mutual agreement on the media supply of the site, also with the other tenants on the site, or
-	the permits required for the milling operations (see Art. 1 No. 5) are no longer available for reasons for which the lessor is not to blame.

4.	The extraordinary cancellation must be made in writing and delivered via registered mail to the other party.

Art. 14
Access to the Lease Object for the Lessor

1.

The lessor and its representative have the right to enter the object during opening hours to inspect its condition after having arranged this in advance and in accompaniment of a person named by the tenant.

2.

Should the lessor wish to sell the property, the lessor or its representative may enter the object together with potential buyers after having arranged this in advance and in accompaniment of a person named by the tenant.

Art. 15
End of the Lease Relationship

The lease object is to be returned in a proper and usable condition at the end of the lease relationship.

In case of permitted construction measures as per Article 11, the resultant condition of the lease object is to be considered relevant.

Art. 16
Vehicle Scale, 20-kV Station, Gas Station, Parking Areas, Washroom and
Changing Facilities in the Administration Building, Annealing Furnace
with Batch Equipment Bldg. 6, Transverse Plant II Bldg. 6

On the lessor’s area marked in Appendix 4 there is a vehicle scale (yellow), a 20-kV station (red), gas station (blue), parking areas and a stamping plant (building 6), an annealing furnace with batch equipment bldg. 6, transverse plant II (green).

1.

The tenant is granted the sole, cost-free use of the following objects/equipment:
Gas station on the lease object
Annealing furnace with batch equipment in the stamping plant
Transverse plant in the stamping plant

2.	Furthermore the tenant will be granted the cost-free use of the following objects/equipment:

Vehicle scale 20 kV station Car parks
Washroom and changing facilities in the administration building.

If other tenants are interested in the use of the vehicle scale, the 20 kV station, car parks, and the washroom and changing facilities in the administration building, these may also be provided to the other tenants. The decision in this matter is to be made by the lessor. The tenant must accept this decision.

3.

The lessor is not obligated to guarantee the functionality of the objects/equipment as per nos. 1 and 2. The user is authorized, but not obligated to maintain and restore the functionality at the cost of the tenant.

4.

The lessor intends to sell the stamping plant and the foundry, including machines and equipment. Currently the stamping plant and the foundry, including the machines and equipment are leased. In case of a sale of the annealing oven with batch equipment in the stamping plant, the lessor must inform the tenant about the sale in writing. The tenant is authorized to use the annealing oven with batch equipment for another six months after the receipt of the information. Should the lessor fail to inform the tenant or fail to provide the tenant’s right to use the annealing oven with batch equipment to the buyer, the lessor is obligated to reimburse the tenant for the resultant damages.

Art. 17
Other Stipulations

1.	The appendices 1 to 4 are components of this agreement.

2.	The efficacy of this agreement is subject to the condition precedent,

-	that the sales agreement for the Siemens Quatro rolling mill between Siemens Financing & Leasing GmbH and the lessor is concluded and the lessor becomes the owner f the Siemens Quatro rolling mill

and

-

a contract for the termination of the contract between Siemens Financing & Leasing GmbH and the lessor with regard to the existing user agreement for the Siemens Quatro rolling mill, the band stretching plant and the secondary equipment is concluded effective 31 August 2004.

Art. 18
Final Clauses

1.	The tenant will immediately inform the lessor if changes relevant for the lease relationship occur.

Should the tenant’s address change, the tenant must immediately inform the lessor. The same applies in case of changes in the business license or other important changes relevant for the lease relationship.

2.	Changes to the agreement must be made in writing.

3.	The place of jurisdiction fro any disputes is Magdeburg.

Art. 19
Separability

Should any individual provision or any part of any provision be or become void, illegal or unenforceable, the validity of the remaining provisions hereof shall in no way be affected. In such case the void and/or illegal and/or unenforceable provision or provisions shall be replaced by relative provisions coming as close as possible to the sense and spirit and purpose of this agreement.

Magdeburg 2 September 2004	Hettstedt 1 September 2004
GSA Grundstücksfonds	MAW Mansfelder
Sachsen-Anhalt GmbH	Aluminiumwerk GmbH
(sgd. Illegible)	(sgd. Illegible)
Lessor	Tenant